EXHIBIT 99.1

Sun Healthcare Group, Inc. Obtains Commitments
for $54.2 Million in Equity Financing

Sun Healthcare Group, Inc:
Investor Inquiries (505) 468-2341
Media Inquiries (505) 468-4582

     Irvine, Calif. (Feb. 13, 2004) - Sun Healthcare Group, Inc. (OTC-SUHG.OB) today announced that it has entered into definitive agreements to raise approximately $54.2 million in gross proceeds from a private placement of its common stock and warrants to purchase common stock to institutional and accredited investors. The parties expect to close the private placement on or about February 19, 2004, subject to the satisfaction of certain customary closing conditions.

     The company agreed to sell approximately 4.3 million shares of the company's common stock, and warrants to purchase approximately 1.7 million shares of the company's common stock. The price to be paid in the private placement will be $12.70 per unit, with each unit consisting of one share of common stock and a warrant to purchase 0.4 shares of common stock, with a warrant exercise period of five years.

     The company intends to use the net proceeds for general corporate purposes.

     This press release shall not constitute an offer to sell or the solicitation of an offer to buy the common stock, warrants or common stock to be issued upon exercise of the warrants. Neither the shares of common stock, the warrants sold to the investors, nor the shares of common stock to be issued upon exercise of the warrants have been registered under the Securities Act of 1933. Accordingly, these shares and warrants may not be offered or sold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. The Company has agreed to file a registration statement covering resale by the investors of these shares and shares of common stock to be issued upon exercise of the warrants. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933.

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Sun Healthcare Group, Inc., with Executive Offices located in Irvine, California, owns SunBridge Healthcare Corporation and other affiliated companies that operate long-term and postacute care facilities in many states. In addition, the Sun Healthcare Group family of companies provides high-quality therapy, home care and other ancillary services for the healthcare industry.

Statements made in this release that are not historical facts may be "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may" and similar expressions. Factors that could cause actual results to differ materially include, but are not limited to, any event that would cause the company or the investors to breach any of their respective representations, warranties or covenants under the definitive agreements. More information on factors that could affect our business and financial results are included in our Annual Report on Form 10-K for the year ended December 31, 2002, and other public filings made with the Securities and Exchange Commission, copies of which are available at Sun's website at www.sunh.com.

The forward-looking statements involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control. We caution investors that any forward-looking statements made by us are not guarantees of future performance. We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.